SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM 8-K


                            CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported):  October 18, 1995


                               Advanta Corp.
        (Exact name of registrant as specified in its charter)



        Delaware                  0-14120             23-1462070
(State or other jurisdic-    (Commission File      (IRS Employer Identi-
tion of incorporation)        Number)               fication No.)


Brandywine Corporate Center, 650 Naamans Road, Claymont,  Delaware
              (Address of principal executive offices)
                         19703
                       (Zip Code)

Registrant's telephone number, including area code: (302) 791-4400

Item 5.        Other Events.

On October 18, 1995 Advanta Corporation announced record quarterly earnings for the third quarter 1995 with net income of $34.9 million and earnings per share of $.81, increases of 30% and 25%, respectively, over the $26.8 million and $.65 per share results reported for the third quarter 1994. The third quarter 1995 earnings per share figure reflects a 5% increase in shares primarily due to the August issuance of mandatorily convertible preferred shares. Earnings for the second quarter 1995 totalled $33.4 million or $.80 per share. From September 30, 1994, the Company's portfolio of managed receivables increased by $3.7 billion or 55% to $10.3 billion at September 30, 1995.

Highlights for the third quarter include the following items:

   Managed credit card receivables at September 30 of $8.3 billion reflected a 62% increase over the $5.1 billion level of last
   September.

   Approximately 263,000 new credit card accounts were added, raising the total number of managed credit card accounts outstanding to 4,357,000. For the comparable quarter in 1994, 192,000 new accounts were added.

   Addition of approximately $90 million in equity from an offering of mandatorily convertible preferred stock.

   The operating expense ratio as a percent of average managed receivables dropped to 2.72% versus 3.40% from the year ago period.

   The consolidated 30+ day delinquency rate increased to 3.0%, from 2.9% in the third quarter last year.

   The consolidated managed charge-off rate increased to 2.3%, compared to 2.2% a year ago.

   Managed net interest margin for the quarter was 5.64%, lower than the 5.96% reported for the previous quarter and 6.79% reported in the third quarter of 1994. The third quarter margin reflects the impact of introductory pricing on a large volume of new credit card receivables.

Item 7.  Financial Statements and Exhibits.

(c)  Exhibits

    The following exhibits are filed as part of this Report on Form
8-K:
      27  Financial Data Schedules.

      99  Selected summary financial data.

                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             ADVANTA Corp.

Date:  October 18, 1995             By:   /s/ Gene S. Schneyer
                                          Gene S. Schneyer, Vice
                                          President and Secretary

                       EXHIBIT INDEX
Exhibit No.                  Description

     27                      Financial Data Schedules.

     99                      Selected summary financial data.

                     ADVANTA AND SUBSIDIARIES
                      FINANCIAL HIGHLIGHTS
              ($ in millions except per share data)

                             Three Months Ended           % Change
                                September 30,            1995 versus
                               1995         1994            1994

OPERATING RESULTS

Net Revenues                $ 151.2        $113.9           33%

Provision for Losses        $  10.6        $  5.8           84%

Operating Expenses          $  86.3        $ 66.0           31%

Net Income                  $  34.9        $ 26.8           30%

Earnings Per Common Share   $   .81        $  .65           25%

Average Shares (A)             43.1          41.2            5%

Return on Equity              24.88%        26.47%          (6%)

Managed Net Interest Margin    5.64%         6.79%         (17%)


                              Nine Months Ended         % Change
                                September 30,          1995 versus
                              1995         1994           1994
OPERATING RESULTS

Net Revenues (B)             $430.5        $320.6          34%

Provision for Losses         $ 28.1        $ 28.0           0%

Operating Expenses           $248.3        $189.1          31%

Net Income                   $ 99.1        $ 77.4          28%

Earnings Per Common Share    $ 2.35        $ 1.88          25%

Average Shares (A)             42.1          41.1           3%

Return on Equity              26.08%       27.13%         (4%)

Managed Net Interest Margin    5.85%        7.02%        (17%)


(A) Includes shares associated with convertible preferred shares issued in the third quarter of 1995.
(B) Excludes $18.4 million gain on sale of credit card relationships in 1994.


                             -more-

                     ADVANTA AND SUBSIDIARIES
                      FINANCIAL HIGHLIGHTS
              ($ in millions except per share data)

                                                               % Change
                                                               Sept. 1995
                        Sept. 30,    June 30,     Sept.30        versus
                          1995        1995         1994        Sept. 1994


FINANCIAL CONDITION

Gross Receivables
     - Owned             $ 1,723   $  1,868      $1,363          26%
     - Managed           $10,311   $  9,371      $6,642          55%

Total Assets
     - Owned             $ 3,350    $ 3,058      $2,349          43%
     - Managed           $11,938    $10,561      $7,628          57%

Deposits                 $ 1,461    $ 1,098      $1,016          44%

Stockholders' Equity     $   635    $   511      $  416          53%

Book Value Per
    Common Share         $ 13.49    $ 12.69      $10.51          28%

Equity/Owned Assets        18.96%     16.70%     17.70%           7%


CREDIT QUALITY

Reserves as a % of
 Impaired Assets
  Owned Credit Cards       187.8%      187.4%     185.7%         1%
  Owned Mortgages           11.2%       10.4%      25.9%       (57%)
  Owned Receivables        110.1%      110.2%     100.0%        10%

Net Charge-off Rate
  Managed Credit Cards       2.7%        2.5%       2.4%        13%
  Managed Mortgages          0.9%        0.7%       1.6%       (44%)
  Managed Receivables        2.3%        2.1%       2.2%         5%

30+ Day Delinquency Rate
  Managed Credit Cards       2.3%        2.0%       2.1%        10%
  Managed Mortgages          4.9%        4.8%       5.3%        (8%)
  Managed Receivables        3.0%        2.7%       2.9%         3%






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